UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2014

RICHARDSON ELECTRONICS, LTD.
(Exact name of registrant as specified in charter)

Delaware	0-12906	36-2096643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois	60147-0393
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (630) 208-2200
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 26, 2014, Richardson Electronics, Ltd. (“the Company”) announced that Gregory J. Peloquin has been elected as the company’s Executive Vice President, Electron Device Group.  He will report directly to Edward J. Richardson, Chairman of the Board and Chief Executive Officer.

Mr. Peloquin spent the past three years as President of Richardson RFPD.  Prior to that, Mr. Peloquin was Executive Vice President and General Manager of the RF, Wireless & Power Division of Richardson Electronics from January 2002 to March 2011.

The Company and Mr. Peloquin entered into an Employment, Nondisclosure and Non-compete Agreement on June 26, 2014 (the “Employment Agreement”).  Under the Employment Agreement, Mr. Peloquin’s initial base salary will be $309,000 per year.  Mr. Peloquin will be granted a non-qualified option to purchase 25,000 shares of the Company’s common stock.  The option will have an exercise price equal to the fair market value of the Company’s common stock at the close of business on June 26, 2014 and the option will vest in five substantially equal annual installments.  Mr. Peloquin will be entitled to participate in the Company’s annual cash incentive plan with a target annual incentive bonus equal to 50% of his annual base salary.  Mr. Peloquin will also participate in other benefit plans offered to executive officers of the Company.

Under the Employment Agreement, Mr. Peloquin agrees not to compete with the Company during the term of his employment and for a period of twelve months thereafter.

A form of the Employment Agreement is filed herewith as Exhibit 10.1.  The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to Exhibit 10.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1   Form of Employment, Nondisclosure and Non-compete Agreement between the Company and Gregory J. Peloquin dated as of June 26, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

RICHARDSON ELECTRONICS, LTD.

Date: June 27, 2014	By:	/s/ Kathleen S. Dvorak
	Name:	Kathleen S. Dvorak
	Title:	Chief Financial Officer